  EXHIBIT 10.1

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUER WILL MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) THE YIELD TO MATURITY OF THE NOTE, AND (4) ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE BY U.S. TREASURY REGULATIONS UPON RECEIVING A WRITTEN REQUEST FOR SUCH INFORMATION AT THE FOLLOWING ADDRESS: 51 MONROE ST., SUITE 1505, ROCKVILLE, MD 20852.

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED WHICH FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND ACCEPTABLE BY THE BORROWER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: USD $10,810,810	Issue Date: March 17, 2026
Purchase Price: USD $10,000,000
Original Issue Discount: USD $810,810

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

For value received, Global Asset Management Group, Inc., a corporation organized under the laws of the State of Wyoming, Bella Rio Marketing Agency, Inc., a corporation organized under the laws of the State of Illinois, and DC Rental Portfolio Corp., a corporation organized under the laws of the District of Columbia (the “Borrower”), hereby promises to pay to the order of Leonite Fund I, LP, a limited partnership organized under the laws of the State of Delaware, or registered assigns (the “Holder”) the principal sum of up to Ten Million Eight Hundred Ten Thousand Eight Hundred Ten Dollars ($10,810,810), or so much as has been advanced in one or more tranches plus the OID (defined below) as applicable (the “Principal Amount”), together with interest on the Principal Amount, on the dates set forth below or upon acceleration or otherwise, as set forth herein (or as may be amended, extended, renewed and refinanced, collectively, this “Note”). The “Interest Rate” shall reset daily and accrue at a rate equal to the greater of (i) the Prime Rate plus five and a quarter percent (5.25%) per annum, or (ii) twelve percent (12%). The “Prime Rate” shall mean that variable rate of interest published from time to time by the Wall Street Journal as the prime rate of interest. In no event shall the Interest Rate exceed the maximum rate allowed by law; any interest payment which would for any reason be unlawful under applicable law shall be applied to principal.

The consideration to the Borrower for this Note is up to Ten Million Dollars ($10,000,000) (the “Consideration”) to be paid to be paid in one or more tranches (each, a “Tranche”). The first Tranche shall consist of a payment by Holder to Borrower on or after the execution hereof (the “Closing”) of no less than Seventy-Five Thousand Dollars ($75,000), from which the Holder shall retain Fifteen Thousand Dollars ($15,000) and applied directly to the payment of the Holder’s legal fees in connection with the preparation and negotiation of this Note and the related transaction documents. The remainder of the Tranches shall be advanced at the sole discretion of the Holder.

The maturity date (“Maturity Date”) for each Tranche shall be at the end of the period that begins from the date each Tranche is advanced (for each Tranche, the “Advance Date”) and ends twelve (12) months thereafter (such periods each referred to herein as a “Tranche Term” and such periods collectively referred to as the “Note Term”), provided however that the Maturity Date for any Tranche shall be not later than twenty four months after the Issue Date. The principal sum, as well as interest and other fees shall be due and payable in accordance with the payment terms set forth in Article I herein. Notwithstanding the foregoing, the Maturity Date for this Note, and all Tranches advanced hereunder, shall be no later than the date upon which the Borrower completes a Registered Public Offering of shares of the Borrower. Subject to Section 1.5 below, this Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein.

This Note carries an original issue discount of Eight Hundred Ten Thousand Eight Hundred Ten Dollars ($810,810) (the “OID”), which is included in the principal balance of this Note. Thus, the purchase price of this Note shall be Ten Million Dollars ($10,000,000), computed as follows: the Principal Amount minus the OID. The OID shall be earned upon the advance of each Tranche on a pro rata basis of the amount advanced in such Tranche in proportion of the total Consideration. For example, upon the advance of the first Tranche, Six Thousand Eighty One Dollars ($6,081) shall be added to the principal amount of the outstanding Note in addition to the amount advanced, and the total amount owed, or the total principal amount, shall be Eighty One Thousand Eighty One Dollars ($81,081).

It is further acknowledged and agreed that the Principal Amount owed by Borrower under this Note shall be increased by the amount of all reasonable expenses incurred by the Holder in connection with the collection of amounts due, or enforcement of any terms pursuant to, this Note. All such expenses shall be deemed added to the Principal Amount hereunder to the extent such expenses are paid or incurred by the Holder.

This Note is issued by the Borrower to the Holder pursuant to the terms of that certain Securities Purchase Agreement even date herewith (the “Purchase Agreement”), terms of which are incorporated by reference and made part of this Note. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Purchase Agreement. As used herein, the term “Trading Day” means any day that the Common Shares are listed for trading or quotation on any US based exchange or electronic quotation systems on which the Common Shares are then traded.

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This Note shall be a senior secured obligation of the Borrower, with first priority over all current and future Indebtedness (as defined below) of the Borrower and any subsidiaries, whether such subsidiaries exist on the Issue Date or are created or acquired thereafter (each a “Subsidiary” and collectively, the “Subsidiaries”). The obligations of the Borrower under this Note are secured pursuant to the terms of the security and pledge agreement, of even date herewith, by and between the Borrower and the Holder (the “Security and Pledge Agreement” and collectively with the Purchase Agreement, and other related ancillary documents and agreements executed in connection thereto, the “Transaction Documents”), a copy of which is attached hereto as Exhibit C. The terms of the Transaction Documents are incorporated by reference and made part of this Note. With respect to any Subsidiary created or acquired subsequent to the Issue Date, Borrower agrees to cause such Subsidiary to execute any documents or agreements that would bind the Subsidiary to the terms herein and in the other Transaction Documents.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders or members, as applicable, of Borrower, and will not impose personal liability upon the holder thereof.

In addition to the terms above, the following terms shall also apply to this Note:

ARTICLE I. PAYMENTS

1.1 Principal Payments. The Principal Amount of each Tranche shall be due and payable on the Maturity Date applicable to such Tranche. See Exhibit E, attached hereto, for a complete payment schedule for the first Tranche.

1.2 Interest Payments. Interest on this Note: (i) is computed separately for each Tranche; (ii) is charged on a monthly basis (that is, so long as this Note is outstanding, on each monthly anniversary of the applicable Advance Date for such Tranche (the “Interest Date”), the amount of accrued interest is computed on the basis of a 360 day year and the actual number of days elapsed, and shall accrue on the sum of the principal amount plus, if applicable, any accrued and previously due but unpaid interest of such Tranche); (iii) is payable monthly (that is, the monthly interest for each Tranche shall be due on each monthly anniversary of the Advance Date during the applicable Tranche Term); and (iv) is guaranteed to the Holder for the entirety of each Tranche Term, without regard to an acceleration of the Maturity Date, based on the total Principal Amount of each Tranche, without regard to a reduction of the Principal Amount resulting from, without limitation, Principal Payments, Conversions (as defined below), or subject to Section 1.5 below, prepayment by Borrower. See Exhibit E, attached hereto, for a complete payment schedule for the first Tranche. Payment schedules for additional Tranches shall be provided upon distribution of such additional Tranches, upon request.

1.3 Other Payment Obligations. All payments, fees, penalties, and other charges, if any, due under this Note shall be payable pursuant to the terms contained herein, but in any case, shall be payable no later than the Maturity Date.

1.4 Gross up. If any taxes are levied or imposed on payments, fees, penalties, and other charges, if any, due under this Note or the other Transaction Documents, Borrower agrees to pay the full amount of such taxes and such additional amounts as may be necessary so that every payment of all amounts due under the Note or the other Transaction Documents, including any amount paid pursuant to this Section 1.4 after withholding or deduction for or on account of any taxes, will not be less than the amount provided for under this Note or the other Transaction Documents.

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1.5 Prepayment. Borrower shall have the right at any time prior to the Maturity Date, upon five (5) days’ notice to the Holder (the “Prepayment Notice”), to prepay the Note by making a payment to Holder equal to 102% multiplied by the sum of (i) the outstanding Principal Amount, (ii) all accrued and unpaid interest, and (iii) any other amounts due under the Note (the “Prepayment Amount”). The Prepayment Notice must be received by Holder no later than five (5) days prior to the date that Borrower proposes to remit the Prepayment Amount (the “Prepayment Date”). Holder may effect a Conversion of any or all of this Note prior to the Prepayment Date. If Borrower does not remit the Prepayment Amount on or before the Prepayment Date, then (i) the Prepayment Notice and the Prepayment right granted hereunder shall be canceled, (ii) Borrower shall thereafter not be permitted to Prepay the Note, and (iii) Holder’s Conversion Right shall be reinstated.

1.6 If any payment (other than a payment due at maturity or upon default) is not made on or before its due date, the Holder may at its discretion collect a delinquency charge equal to the greater of One Hundred Dollars ($100.00) or five (5%) percent of the unpaid amount. The unpaid balances on all obligations payable by Borrower and due to Holder pursuant to the terms of this Note, shall in addition to other remedies contained herein, bear interest after default or maturity at an annual rate equal to the Default Interest rate.

1.7 All payments of principal and interest due hereunder (to the extent not converted into Borrower’s common stock (the “Common Stock” or “Common Shares”)) shall be paid by wire transfer or ACH (automated clearing house) transfer to the account specified in wire instructions provided by the Holder to the Borrower in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest, then to any late charges, and then to principal. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the preceding day which is a business day. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

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ARTICLE II. CONVERSION RIGHTS

2.1 Conversion Right. The Holder shall have the right at any time, at the Holder’s option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of this Note into fully paid and non-assessable Common Shares of Borrower or other securities into which such Common Shares shall hereafter be changed or reclassified (each, a “Conversion Share”) at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of Common Shares beneficially owned by the Holder and its affiliates (other than Common Shares which may be deemed beneficially owned through the ownership of the unconverted portion of the Note or the unexercised or unconverted portion of any other security of Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein, and, if applicable, net of any shares that may be deemed to be owned by any person not affiliated with the Holder who has purchased a portion of the Note from the Holder) and (2) the number of Common Shares issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding Common Shares. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived (up to a maximum of 9.99%) by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to Borrower (the “Waiver Notice”), and the provisions of the conversion limitation in effect prior to the waiver, shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such Waiver Notice). Notwithstanding the foregoing requirements with respect to the Waiver Notice, if the Holder is not subject to the reporting requirements under Section 13 of the Exchange Act with respect to the securities of the Borrower, then the Holder may elect to waive the limitations (up to a maximum of 9.99%) immediately upon providing a Waiver Notice to the Borrower, and the provisions of the conversion limitation in effect prior to the waiver, shall continue to apply only as determined by the Holder, as may be specified in such Waiver Notice. The beneficial ownership limitation described in this Section 2.1 shall be referred to hereinafter as the “Beneficial Ownership Limitation.” The number of Common Shares to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to Borrower by the Holder in accordance with Section 2.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to Borrower before 8:00 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of: (1) the principal amount of this Note to be converted in such conversion; plus (2) at the Holder’s option, accrued and unpaid interest; provided, however, that at the option of Holder, the accrued and unpaid interest can be converted prior to any other amounts under the Note, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date; plus (3) at the Holder’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2); plus (4) the Holder’s expenses relating to a Conversion, including but not limited to amounts paid by Holder on the Borrower’s transfer agent account; plus (5) at the Holder’s option, any amounts owed to the Holder pursuant to Sections 2.3 and 2.4(g) hereof.

2.2 Conversion Price.

(a) Calculation of Conversion Price. The Conversion Price shall be equal to $0.95 (the “Fixed Conversion Price”); provided that upon the occurrence of an Event of Default (as defined below), or in any event after six months following the Issue Date, the Conversion Price shall be reduced to 85% of the average of the three lowest daily VWAP figures during the ten (10) Trading Day period ending on the Trading Day immediately preceding the applicable Conversion Date, provided however, that if the Notice of Conversion is delivered after the close of regular trading hours on the Conversion Date, then at the sole discretion of the Holder, such period shall instead end on the Conversion Date. In no event shall the Conversion Price be greater than the Fixed Conversion Price. As used herein, “VWAP” means, for any Trading Day, the volume weighted average price of the Common Shares as reported by Bloomberg L.P. (or a comparable, reliable reporting service selected by the Holder in good faith) for trades executed during regular trading hours on the principal Trading Market for such Trading Day.

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(b) Fixed Conversion Price Adjustments.

(1) Intentionally Omitted.

(2) Common Share Distributions and Splits. If Borrower, at any time while this Note is outstanding: (i) pays a distribution on its Common Shares or otherwise makes a distribution or distributions payable in Common Shares on its Common Shares; (ii) subdivides outstanding Common Shares into a larger (or smaller) number of shares; or (iii) issues, in the event of a reclassification of shares of Common Shares, any Common Shares of Borrower, then the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of Borrower) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event.

(3) Fundamental Transaction. If, at any time while this Note is outstanding, (i) Borrower effects any merger or consolidation of Borrower with or into another person, (ii) Borrower effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by Borrower or another person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (iv) Borrower effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of 1 Common Share (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of 1 Common Share in such Fundamental Transaction, and Borrower shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.

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(4) Anti-dilution Adjustment. If at any time while this Note is outstanding, Borrower sells, grants, or otherwise makes a disposition of Common Shares, or sells, grants, or otherwise makes a disposition of other securities (or in the case of securities existing on the Issue Date, amends such securities) convertible into, exercisable for, or that would otherwise entitle any person or entity the right to acquire Common Shares, or announces its intention, or files any document with the SEC or other regulatory body that reflects its intention to do of any of the foregoing, at an effective price per share that is lower than the then Fixed Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being agreed that if the holder of the Common Shares or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is lower than the Fixed Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance, and the Base Conversion Price shall then be adjusted to equal the lowest of such issuance price), then the Fixed Conversion Price shall be reduced to a price equal the Base Conversion Price as it may be adjusted as provided for above. Such adjustment shall be made whenever such Common Shares or other securities are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 2.2(b)(4) in respect of an Exempt Issuance. For purposes of this Section 2.2(b)(4) an “Exempt Issuance” means an issuance of Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares (i) to employees or directors of, or consultants or advisors to, Borrower or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of Borrower, (ii) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of Borrower, (iii) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of Borrower, (iv) pursuant to the acquisition of another corporation or other entity by Borrower by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided that such issuances are approved by the Board of Directors of Borrower, (v) to third parties in connection with collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of Borrower, or (vi) shares with respect to which the Holder waives its anti-dilution rights granted hereby; provided, however, that any such issuance described in (iii) through (v) shall only be to a person (or to the equity holders of a person) which is, itself or through its Subsidiaries, an operating business, or an owner of an asset that is used in a business, that is synergistic with the business of Borrower and shall provide to Borrower additional benefits in addition to the investment of funds, and provided however, that none of (i) through (v) above shall include a transaction in which Borrower is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. In the event of an issuance of securities involving multiple tranches or closings, any adjustment pursuant to this Section 2.2(b)(4) shall be calculated as if all such securities were issued upon distribution of the initial tranche. For the avoidance of doubt, in the event the Conversion Price has been adjusted pursuant to this Section 2.2(b)(4) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Conversion Price be readjusted to the Conversion Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated. Notwithstanding anything herein to the contrary, no adjustment shall be made under this Section 2.2(b)(4) in respect of a Permitted Equity Raise. For purposes of this Note, a "Permitted Equity Raise" means a sale by the Borrower of shares of Common Stock for cash in a fixed-price offering (without any variable, contingent, or adjustable pricing terms), provided that (i) the aggregate gross proceeds from all such sales do not exceed Three Hundred Fifty Thousand Dollars ($350,000) in any twelve-month period, (ii) the per-share purchase price is no less than 85% of the closing price of the Common Stock on the Trading Day immediately preceding the date of the applicable purchase agreement, and (iii) the Borrower provides the Holder with written notice of such sale no fewer than five (5) business days prior to the anticipated closing thereof.

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(5) Notice to the Holder. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 2.2(b), Borrower shall within two (2) business days deliver to the Holder a notice setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that Borrower’s failure to timely provide the notice shall not affect the automatic adjustments contemplated hereby.

2.3 Authorized Shares. Borrower covenants that during the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Shares a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Shares upon the full conversion of this Note. Borrower is required at all times to have authorized and reserved four (4) times the number of shares that is actually issuable upon full conversion of the Note, or otherwise issuable pursuant to the Transaction Documents (based on the Conversion Price of the Note in effect from time to time, which, if cannot be determined shall be estimated in good faith by Borrower), provided however, that in the event that the Common Shares trade below $0.70 for three (3) consecutive Trading Days, such multiple shall be increased to ten (10) times, and provided further however, that the parties hereto hereby acknowledge and agree that that for the initial issuance of the Note, 400,000 shares of Common Shares is sufficient (the “Reserved Amount”). The Reserved Amount shall be increased from time to time in accordance with Borrower’s obligations hereunder. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if Borrower shall issue any securities or make any change to its capital structure which would change the number of Common Shares into which the Note shall be convertible at the then current Conversion Price, Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of Common Shares authorized and reserved, free from preemptive rights, for conversion of the outstanding Note, including but not limited to authorizing additional shares or effectuating a reverse split. Borrower (i) acknowledges that it has irrevocably instructed its transfer agent by letter, a copy of which is attached hereto as Exhibit B to issue certificates for the Common Shares issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing Common Share certificates to execute and issue the necessary certificates for Common Shares in accordance with the terms and conditions of this Note. Borrower further covenants that so long as any obligation under this Note remains outstanding, Borrower will not establish a reserve of its Common Shares for the benefit of any party other than the Holder, without prior approval in writing by Holder. Failure by Borrower to maintain the Reserved Amount, or the failure by Borrower to be engaged with a transfer agent and subject to the terms of an irrevocable instruction letter according to the terms herein, or the establishment of a reserve without prior approval as required above, will be considered an Event of Default under Section 4.1.2 of the Note.

2.4 Method of Conversion.

(a) Mechanics of Conversion. Subject to Section 2.1, this Note may be converted by the Holder in whole or in part, at any time from the date hereof, by (A) submitting to Borrower or its transfer agent, a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 8:00 p.m., New York, New York time) and (B) subject to Section 2.4(b), surrendering this Note at the principal office of Borrower.

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(b) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to Borrower unless the entire unpaid principal amount of this Note is so converted. The Holder and Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and Borrower, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of Borrower shall, prima facie, be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(c) Payment of Taxes. Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Shares or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to Borrower the amount of any such tax or shall have established to the satisfaction of Borrower that such tax has been paid.

(d) Delivery of Common Shares Upon Conversion. Upon receipt by Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 2.4, Borrower shall issue and deliver to or cause to be issued and delivered to or upon the order of the Holder certificates for Common Shares issuable upon such conversion by the end of the second business day after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof. Failure to issue and deliver shares or cause to be issued and delivered shares by the Deadline as described above, will be considered an Event of Default under Section 4.1.2 of the Note.

(e) Obligation of Borrower to Deliver Common Shares. Upon receipt by Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Shares issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless Borrower defaults on its obligations under this Article II, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Shares or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, Borrower’s obligation to issue and deliver the certificates for Common Shares shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by Borrower before 8:00 p.m., New York, New York time, on such date.

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(f) Delivery of Common Shares by Electronic Transfer. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion, provided Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained in Section 2.1 and in this Section 2.4, Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. If the Borrower is not registered with DTC as of the Issue Date, the Borrower shall be required to register with DTC within thirty (30) days of the Issue Date, and the provisions of this paragraph shall apply after such registration. Failure to become DTC registered or maintain DTC eligibility as provided herein shall be an Event of Default under Section 4.1.22 of this Note.

(g) Failure to Deliver Common Shares Prior to Deadline. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, or other remedies provided to Holder herein, the parties agree that if Borrower causes the Common Shares issuable upon conversion of this Note to not be delivered by the Deadline (such undelivered shares referred to herein as the “Undelivered Shares”), Borrower shall pay to the Holder in cash, as liquidated damages and not as a penalty, the sum of: (i) the greater of (x) $1,000 per day for each day beyond the Deadline that Borrower fails to deliver such Common Shares, or (y) for each $1,000 of Undelivered Shares subject to such Conversion (valued based on the VWAP of the Common Stock on the date of the applicable Conversion Notice), $25 per Trading Day (increasing to $35 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after Deadline until such Undelivered Shares are delivered or Holder rescinds such Conversion, and (ii) the product of the number of Undelivered Shares multiplied by the difference between the highest trade price and the lowest trade price during the period beginning on the date that such conversion was submitted, and the date on which the Shares are delivered to Holder’s Prime Broker and are available to be sold. Such cash amount shall, at the option of the Holder, either (A) be due and payable in cash within five (5) days after written notice from the Holder demanding payment, or (B) be automatically added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Shares in accordance with the terms of this Note. Borrower agrees that the right to convert is a valuable right to the Holder, and as such, Borrower will not take any actions to hamper, delay or prevent any Holder conversion of the Note. The damages resulting from such failure to deliver Undelivered Shares, or an attempt to frustrate or interference with Holder’s Conversion Right, are difficult if not impossible to qualify. Accordingly, the Borrower and the Holder acknowledge and agree that (i) the amount of loss or damages likely to be incurred as a result of a failure to deliver Undelivered Shares is incapable or is difficult to precisely estimate, (ii) the amounts specified in this Section 2.4(g) bear a reasonable relationship to, and are not plainly or grossly disproportionate to, the probable loss likely to be incurred in connection with such failure, and (iii) the Parties acknowledge that the liquidated damages provision contained in this Section 2.4(g) are justified.

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(h) Right to Amend Notice of Conversion. On or before the 1st Trading Day following the date of receipt of a Notice of Conversion, with respect to a conversion, if the applicable Conversion Price is less than the “conversion price” specified on such Notice of Conversion, the Holder may deliver an updated Notice of Conversion to the Company correcting the Conversion Price (and the aggregate Conversion Amount) as specified in such Notice of Conversion (provided, that if such updated Notice of Conversion is not delivered to the Company on or prior to 12:00 p.m. (local time in New York, NY) on the Trading Day immediately following the applicable Conversion Date, the Deadline shall be extended by one (1) Trading Day).

(i) Adjustment Due to Market Price. If at any time the Market Price, as determined on the date of each conversion, is less than the Conversion Price, then the outstanding principal amount of this Note shall be automatically increased immediately following each such conversion by the result of the Conversion Price minus the Market Price multiplied by the amount of shares of common stock being issued with respect to such conversion , and interest shall accrue thereon in accordance with the terms of this Note. “Market Price” shall mean the lowest trading price for the Common Stock during ten (10) Trading Days prior to the applicable date of conversion. For example, the Conversion Price is $0.50 and if the Market Price is $0.40 and the number of shares issued upon conversion is 10,000 shares, then the outstanding principal amount of this Note shall be increased by $1,000.00 ($0.50 - $0.40 = $0.10 multiplied by 10,000 = 1,000.00) immediately following such conversion.

2.5 Concerning the Common Shares. The Common Shares issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 2.5 and who is an Accredited Investor. Except as otherwise provided (and subject to the removal provisions set forth below), until such time as the Common Shares issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for Common Shares issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

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NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND ACCEPTABLE TO THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Shares may be made without registration under the Act, which opinion shall be accepted by Borrower (which acceptance shall be subject to and conditioned on any requirements, if any, of the its transfer agent, the exchange on which Borrower is then trading or other applicable laws, rules or regulations) so that the sale or transfer is effected or (ii) in the case of the Common Shares issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that Borrower does not accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, it will be considered an Event of Default pursuant to Section 4.1.2 of the Note; provided that notwithstanding the foregoing, if Borrower is legally unable to accept such opinion as a result of any of Borrower’s transfer agent requirements, the requirements of the exchange on which Borrower is then traded, or other applicable laws, rules or regulations, Borrower’s non-acceptance shall be an Event of Default pursuant to Section 4.1.25.

2.6 Status as Shareholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into Common Shares and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such Common Shares and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by Borrower to comply with the terms of this Note. Notwithstanding the foregoing, if a Holder has not received certificates for all Common Shares prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Shares by so notifying Borrower) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section 2.4 to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions adjusted upon an Event of Default (if applicable), for Borrower’s failure to convert this Note.

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ARTICLE III. RANKING, CERTAIN COVENANTS, AND POST CLOSING OBLIGATIONS

3.1 Distributions on Common Shares. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on the Common Shares (or other capital securities of the Borrower) other than dividends on Common Shares solely in the form of additional Common Shares or (b) directly or indirectly or through any Subsidiary make any other payment or distribution in respect of Common Shares (or other securities representing its capital) except for distributions that comply with Section 3.7 below.

3.2 Restrictions on Variable Rate Transactions. Unless approved by the Holder, while any Note is outstanding, Borrower and each Subsidiary shall not enter into an agreement or amend an existing agreement to effect any sale of securities involving, or convert any securities previously issued under, a Variable Rate Transaction. The term “Variable Rate Transaction” means a transaction in which Borrower or any Subsidiary (i) issues or sells any convertible securities either

(A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the Common Shares at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of Borrower or the Subsidiary, as the case may be, or the market for the Common Shares, or (ii) enters into any agreement (including, without limitation, an “equity line of credit” or an “at-the-market offering”) whereby Borrower or any Subsidiary may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights). The Holder shall be entitled to obtain injunctive relief against Borrower and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

3.3 Restrictions on Certain Transactions. So long as the Borrower shall have any obligation under this Note and unless approved in writing by the Holder (which such approval not to be unreasonably withheld), the Borrower shall not directly or indirectly enter into a transaction structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act (“3(a)(10) Transaction”).

3.4 Restriction on Common Share Repurchases. So long as the Borrower shall have any obligation under this Note, Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any Common Shares (or other securities representing its capital) of Borrower or any warrants, rights or options to purchase or acquire any such shares; except for the repurchase of shares at a nominal price in connection with rights under an agreement with an employee or consultant of the Borrower whose shares have been forfeited as a result of such employee or consultant’s ceasing to provide services to the Borrower.

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3.5 Payments from Future Funding Sources. The Borrower shall pay to the Holder on an accelerated basis, any outstanding Principal Amount of the Note, along with all unpaid interest, and fees and penalties, if any (including but not limited to any prepayment premium under Section 1.5), from the sources of capital below, at the Holder’s discretion, it being acknowledged and agreed by Holder that Borrower shall have the right to make Bona Fide payments to vendors with Common Shares:

3.5.1 Future Financing Proceeds. One hundred percent (100%) of the net proceeds of any future financings by Borrower or any Subsidiary, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments; provided, however, that this provision shall not apply to (i) proceeds where the transaction generating the future financing proceeds has a specific use of proceeds requirement that such proceeds are to be used exclusively to purchase the assets or equity of an unaffiliated business in an arm’s length transaction or such proceeds are to be used exclusively to develop the existing assets of the Borrower and the proceeds are used accordingly, or (ii) to proceeds of a Permitted Equity Raise (as defined in Section 2.2(b)(4)).

3.5.2 Other Future Receipts. One hundred percent (100%) of the net proceeds to the Borrower or Subsidiary resulting from the sale of any assets or securities, of Borrower or any of its Subsidiaries, including but not limited to, the sale of any Subsidiary, the receipt in cash by Borrower or any of its Subsidiaries of any tax refunds, the sale of any tax credits, collections by Borrower or any of its Subsidiaries pursuant to any settlement or judgement, but not including sales of inventory of the Borrower or its Subsidiaries in the ordinary course of business.

3.6 Use of Proceeds. Borrower agrees to use the proceeds of the first Tranche advanced by the Holder hereunder for general working capital and to invest in multi-family properties as agreed to amongst the parties on a case by cases basis.

3.7 Ranking and Security. The obligations of the Borrower under this Note shall constitute a first priority security interest and rank senior with respect to any and all Indebtedness existing prior to or incurred as of or following the initial Issue Date. The obligations of the Borrower under this Note are secured pursuant to the Security and Pledge Agreement attached hereto. So long as the Borrower shall have any obligation under this Note, the Borrower shall not (directly or indirectly through any Subsidiary or affiliate) (i) pay down any existing Indebtedness without the Holder’s prior written consent, or (ii) incur or suffer to exist or guarantee any Indebtedness that is senior to or pari passu with (in priority of payment and performance) the Borrower’s obligations hereunder. As used herein, the term “Indebtedness” means (a) all indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including deferred purchase price obligations in place as of the Issue Date or obligations to trade creditors incurred in the ordinary course of business, (b) all obligations of the Borrower evidenced by notes, bonds, debentures or other similar instruments, (c) purchase money indebtedness hereafter incurred by the Borrower to finance the purchase of fixed or capital assets, including all capital lease obligations of the Borrower which do not exceed the purchase price of the assets funded, (d) all guarantee obligations of the Borrower in respect of obligations of the kind referred to in clauses (a) through (c) above that the Borrower would not be permitted to incur or enter into, and (e) all obligations of the kind referred to in clauses (a) through (d) above that the Borrower is not permitted to incur or enter into that are secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any lien or encumbrance on property (including accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such obligation. With respect to any Indebtedness that is a senior secured obligation of the Borrower, Borrower agrees to cause the holders of such Indebtedness to execute subordination agreements with respect to the Borrower’s obligations under this Note, and to deliver such subordination agreements to the Holder on or prior to the Issue Date. Notwithstanding the foregoing, the Borrower shall be permitted to pursue and close equipment financing, with such financing secured by first priority lien(s) against the equipment being financed and second priority lien(s) (behind the Holder’s security interest) against the Borrower's other assets.

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3.8 Regulatory Reporting.

3.8.1 Borrower shall be required to be in compliance with the requirements of the Exchange Act, and be required to remain a fully reporting company under the SEC reporting requirements and remain subject to and fully compliant with, the annual and periodic reporting requirements of the Exchange Act (including but not limited to becoming current in its filings). Failure to remain a fully reporting company and subject to and compliant with the Exchange Act as described herein, (including but not limited to becoming delinquent in its filings), shall be an Event of Default (as defined below).

3.8.2 If the Borrower fails to remain current in its reporting obligations under the Exchange Act or to provide currently publicly available information in accordance with Rule 144(c) and such failure extends for a period of more than ten (10) Trading Days (the date on which such ten (10) Trading Day period is exceeded being referred to as the “Information Failure Event Date”), then in addition to any other rights the Holder may have hereunder or under applicable law, on each such Information Failure Event Date and on each monthly anniversary of each such Information Failure Event Date (if the applicable event shall not have been cured by such date) until the information failure is cured, Borrower shall pay to the Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to one percent (1%) of the Consideration paid for this Note. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an information failure (except in the case of the first Information Failure Event Date).

3.9 Opinion Letter.

3.9.1 Borrower shall be responsible for supplying an opinion letter from a duly admitted attorney, in a form acceptable to the Holder, the Borrower’s transfer agent, specific to the fact that Common Shares issued pursuant the Note, including the shares issued upon conversion of the Note, are either exempt from the registration requirements of the Securities Act pursuant to Rule 144 (so long as the requirements of Rule 144 are satisfied) or have been duly registered and permitted to be sold and transferred without restriction (so long as the shares have been duly registered and permitted to be sold and transferred without restriction). Failure to provide an opinion letter as described herein shall be an event of default pursuant to Section 4.1.2 of the Note.

3.9.2 Borrower shall be responsible for supplying an opinion letter from a duly admitted attorney, in a form acceptable to the Holder, that the transaction contemplated herein, as well as the execution of the Transaction Documents, have been duly authorized by the Borrower in accordance with its governing documents.

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ARTICLE IV. EVENTS OF DEFAULT

4.1 It shall be considered an event of default if any of the following events listed in this Article IV (each, an “Event of Default”) shall occur:

4.1.1 Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise.

4.1.2 Failure to Reserve or Deliver Shares. (a) Borrower fails to reserve a sufficient amount of Common Shares as required under the terms of this Note (including the requirements of Section 2.3 of this Note), fails to issue Common Shares to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) Common Shares issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) Common Shares to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any Common Shares issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note subject to regulations (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph), or fails to supply an opinion letter specific to the fact that Common Stock issued pursuant to conversion of the Note are exempt from Registration Requirements pursuant to Rule 144, and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for one (1) business days after the Holder shall have delivered a Notice of Conversion. It is an obligation of Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by Borrower to its transfer agent. If, at the option of the Holder, the Holder advances any funds to Borrower’s transfer agent in order to process a conversion, such advanced funds shall be paid by Borrower to the Holder, at the sole discretion of the Holder, either (A) in cash within five (5) business days after written notice from the Holder demanding payment, or (B) automatically added to the outstanding Principal Amount of the Note, in which event interest shall accrue thereon in accordance with the terms of this Note. (b) Borrower establishes a reserve of its Common Shares for the benefit of a party other than the Holder, without obtaining prior approval in writing by the Holder.

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4.1.3 Breach of Covenants. Borrower, or the relevant related party, as the case may be, breaches any material covenant, post-closing obligation or other material term or condition contained in any of the Transaction Documents and breach continues for a period of thirty (30) days.

4.1.4 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any of the other Transaction Documents, or in any statement or certificate given pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) an adverse effect on the rights of the Holder with respect to this Note and the other Transaction Documents.

4.1.5 Judgments or Settlements. (i) Any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days unless otherwise consented to by the Holder; or (ii) the settlement of any claim or litigation, creating an obligation on the Borrower in amount over $100,000 or where value of the underlying claim or dispute was at least $100,000.

4.1.6 Receiver or Trustee. Borrower or any subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

4.1.7 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower or any subsidiary of Borrower. With respect to any such proceedings that are involuntary, Borrower shall have a 60 day cure period in which to have such involuntary proceedings dismissed.

4.1.8 Change of Control or Liquidation. Any Change of Control of the Borrower, or the dissolution, liquidation, or winding up of Borrower or any substantial portion of its business. As used herein, a “Change of Control” shall be deemed to occur upon the consummation of any of the following events: (a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Borrower or any subsidiary of the Borrower) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 50% of the total voting power of all classes of capital stock of the Borrower entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a “Current Director” shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Borrower's shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) (i) the complete liquidation of the Borrower or (ii) the merger or consolidation of the Borrower, other than a merger or consolidation in which (x) the holders of the Common Shares of the Borrower immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the Common Shares of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of the Borrower; (d) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Borrower; or (e) the appointment of a new chief executive officer.

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4.1.9 Cessation of Operations. Any cessation of operations by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

4.1.10 Maintenance of Assets. The failure by Borrower to maintain any intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future), to the extent that such failure would result in a material adverse condition or material adverse change in or affecting the business operations, properties or financial condition of Borrower or any of its subsidiaries (a “Material Adverse Effect”).

4.1.11 Financial Statement Restatement. Borrower restates any financial statements for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the original financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note.

4.1.12 Delisting of Common Shares. If at any time on or after the date hereof, the Borrower shall fail to maintain the listing or quotation of the Common Shares on a national securities exchange.

4.1.13 Failure to Comply with Regulatory Reporting Requirements. Borrower fails to be fully compliant with, or ceases to be subject to, the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in its filings).

4.1.14 DTC “Chill”. The DTC places a “chill” (i.e. a restriction placed by DTC on one or more of DTC’s services, such as limiting a DTC participant’s ability to make a deposit or withdrawal of the security at DTC) on any of the Borrower’s securities and such restriction is not remedied within two (2) weeks.

4.1.15 DWAC Eligibility. In addition to the Event of Default in Section 4.1.21, the Common Stock is otherwise not eligible for trading through the DTC’s Fast Automated Securities Transfer or Deposit/Withdrawal at Custodian programs, or if the Borrower is not registered with DTC on the Issue Date, Borrower fails to become DTC registered within thirty (30) days of the Issue Date.

4.1.16 Bid Price. The Borrower shall lose the “bid” price for its Common Stock ($0.0001 on the “Ask” with zero market makers on the “Bid” per Level 2) and/or a market (including the OTC Pink, OTCQB or an equivalent replacement marketplace or exchange) on any three (3) trading days while the Note is outstanding.

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4.1.17 Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date.

4.1.18 Reverse Splits. The Borrower effectuates a reverse split of its Common Shares without twenty (20) days prior written notice to the Holder.

4.1.19 Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

4.1.20 Variable Rate Transactions. The Borrower (i) enters into a Variable Rate Transaction (as defined herein) (ii) issues Common Shares (or convertible securities or purchase rights) pursuant to an equity line of credit of the Borrower or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future) or (iii) adjusts downward the “floor price” at which Common Shares (or convertible securities or purchase rights) may be issued under an equity line of credit or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future).

4.1.21 Certain Transactions. Borrower enters into certain transactions prohibited by Sections 3.3, 3.4, 3.5, and 3.6 of this Agreement.

4.1.22 Executive or Officer Conduct. Any Executive or Officer of the Borrower is arrested for violating any law, rule, regulation, or cease-and-desist order, or is convicted of a criminal offense in a state of federal court (but not including traffic violations or similar offenses).

4.1.23 Failure to Execute Transaction Documents or Complete the Transaction. The failure of the Borrower to execute any of the Transaction Documents.

4.1.24 Failure of Security Interest. (a) Any material provision of the Security and Pledge Agreement shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Borrower or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Borrower or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under the Security and Pledge Agreement; (b) the Security and Pledge Agreement, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Holder on any collateral purported to be covered thereby.

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4.1.25 Illegality. Any court of competent jurisdiction issues an order declaring this Note, any of the other Transaction Documents or any provision hereunder or thereunder to be illegal, as long as such declaration was not the result of an act of negligence by the Holder, exclusive of the execution of the Transaction Documents or the transactions and acts contemplated herein.

4.1.26 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other financial instrument, including but not limited to all promissory notes, currently issued, or hereafter issued, by the Borrower, to the Holder or any other third party (the “Other Agreements”), after the passage of all applicable notice and cure or grace periods, that results in a Material Adverse Effect shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.

4.2 Remedies Upon Default. Upon the occurrence and continuation of any Event of Default (after the expiration of the cure period specified for such Event of Default in Article IV, or if no cure period is specified, after ten (10) days), the Holder may exercise any one or more of the following rights and remedies, in addition to any other rights and remedies available at law, in equity, or under any Transaction Document:

4.2.1 Acceleration. The entire unpaid balance of this Note and all other Obligations shall, at the option of the Holder, become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

4.2.2 Default Premium. From and after the occurrence of an Event of Default, all amounts owing by the Borrower to the Holder under or in connection with this Note or any other Transaction Document (collectively, the “Obligations”) shall be increased to an amount equal to one hundred twenty five percent (125%) of the Obligations outstanding at the time such amount is determined, it being agreed that the Obligations include, without limitation, the outstanding Principal Amount, accrued and unpaid interest, Monitoring Fees (as defined below), enforcement costs, legal fees, expenses, indemnities, and any other fees, charges or amounts payable hereunder or thereunder, whether accruing before or after the occurrence of an Event of Default. The Borrower acknowledges and agrees that the default premium provided for herein constitutes liquidated damages and not a penalty, that the actual damages resulting from an Event of Default are difficult or impossible to ascertain with precision, and that such default premium represents a reasonable estimate of the damages likely to be incurred by the Holder as a result of such Event of Default.

4.2.3 Default Interest. From and after the occurrence of an Event of Default, all outstanding Obligations, whether or not accelerated, shall accrue interest at the rate equal to the lesser of twenty four percent (24%) per annum or the maximum legal amount permitted by law (the “Default Interest Rate”), until the same is paid in full, including following the entry of a judgment in favor of Holder.

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4.2.4 Monitoring Fee. Upon the occurrence of an Event of Default, Borrower shall incur a monthly monitoring fee commencing on the date on which the Event of Default occurs (“Monitoring Fee”) in the amount of (i) Five Thousand Dollars ($5,000) per month if the total outstanding balance under this Note (including principal, accrued interest, and all other amounts owed hereunder) is less than Two Hundred Fifty Thousand Dollars ($250,000) at the time the Event of Default occurs, or (ii) Ten Thousand Dollars ($10,000) per month if the total outstanding balance under this Note (including principal, accrued interest, and all other amounts owed hereunder) is Two Hundred Fifty Thousand Dollars ($250,000) or more at the time the Event of Default occurs. The Monitoring Fee is intended to compensate the Holder for internal costs, administrative burdens, and other non-legal expenses associated with monitoring the Borrower and managing the Holder’s rights and interests during the pendency of such Event of Default. For the avoidance of doubt, the Monitoring Fee shall not be deemed to include, or in any way limit or preclude, the Holder’s right to separately recover reasonable attorneys’ fees and legal costs pursuant to the terms of this Note or applicable law.

4.2.5 Inspection Rights. Upon the occurrence of an Event of Default (after the expiration of any applicable cure period), Holder to have right to inspect the books and records of the Borrower, at reasonable business hours, at Holder’s sole discretion.

4.3 Payment Notice. Notwithstanding anything to the contrary contained in this Note, upon the occurrence of an Event of Default specified in Article 4 of this Note (after the expiration of any applicable cure period), Borrower may not repay in cash any amount outstanding under this Note without the five (5) days written notice to the Holder.

4.4 Notice of Default. Borrower shall be required to provide written Notice to the Holder immediately upon becoming aware of the occurrence of any event that is either reasonably likely to have a Material Adverse Effect or that would reasonably be deemed an Event of Default (without regard to Borrower’s ability to cure such Event of Default, if applicable), provided however, that Borrower’s failure to timely provide such notice shall not prevent this Note being deemed in default.

ARTICLE V. MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and shall be transmitted exclusively by electronic mail to the email addresses set forth below or to such other email address as such party shall have specified most recently by written notice in accordance with this Section. No notice delivered by mail, courier, overnight delivery service or any other method shall constitute effective notice hereunder. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon electronic mail delivery at the designated email address below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received). The physical addresses set forth below are provided for identification purposes only.

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If to the Borrower, to:

Global Asset Management Group, Inc.

51 Monroe St., Suite 1505

Rockville, MD 20852

Attn: Richard Balles

e-mail: rich@gamg.us

If to the Holder:

Leonite Fund I, LP

600 East Crescent Dr, Suite 104

Upper Saddle River, New Jersey 07458

Attn: Avi Geller

e-mail: avi@leonitecap.com

cc (which shall not constitute notice): dberger@bergerlawpllc.com

5.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the 1933 Act).

5.5 Cost of Collection. The Borrower acknowledges and agrees that all costs and expenses incurred by the Holder in connection with this Note and the other Transaction Documents, including but not limited to costs of collection, enforcement, administration, legal fees, and attorneys' fees, shall be added to the amounts due under this Note at the time of such expenditure, shall accrue interest in accordance with the terms of this Note, and shall be convertible into Common Shares in accordance with the terms of this Note.

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5.6 Governing Law & Agreement to Confidential Arbitration. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Notwithstanding anything to the contrary herein or any other document executed in connection herewith, any dispute, claim or controversy arising out of or relating to this Note, or the other Transaction Documents, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Note to arbitrate, shall be determined by arbitration administered by Mediation and Civil Arbitration, Inc. d/b/a RapidRuling (www.rapidruling.com) in accordance with its Commercial Arbitration Rules effective at the time a claim is made, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Arbitrators shall be appointed by RapidRuling and any hearing shall be held via video or telephone conference. The parties agree that no objection shall be taken to the decision, order or award of the tribunal following any such hearing on the basis that the hearing was held by video or telephone conference. In the event of any legal action (including arbitration) to enforce or interpret this Note, the non-prevailing Party shall pay (x) the attorneys’ fees and other costs and expenses (including expert witness fees) of the prevailing Party in such amount as may be determined, plus (y) reasonable attorneys’ fees incurred by the prevailing Party in enforcing, or on appeal from, a judgment in favor of the prevailing Party. In any arbitration, the arbitrator shall include any such award in the arbitration award. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note or any other Transaction Documents either by (i) mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note or by (ii) electronic service at the email addresses provided in the section 5.2 (or such other address as may be designated by notice in accordance with this Note), and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. No claimed breach of contract or violation of law by Holder or any of its affiliates shall operate to extinguish the Borrower’s obligations under this Section.

Notwithstanding the foregoing, the request by any Party for specific performance and temporary, preliminary or permanent injunctive relief, whether prohibitive or mandatory, the appointment of a receiver, and the enforcement of security interests and other remedies with respect to the Collateral under the Security and Pledge Agreement or other Transaction Documents, shall not be subject to arbitration and shall be adjudicated only by the state and/or federal courts residing in Wilmington, Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts for such purposes, and waives and agrees not to assert in any such proceeding a claim that he or it is not personally subject to the courts referred to above, that the suit or action was brought in an inconvenient forum or that the venue of the suit or action is improper. The Borrower further acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note may be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to seek equitable relief, including without limitation temporary restraining orders, temporary and permanent injunctions, and specific performance, and such equitable relief may be sought without the necessity of showing economic loss and without the necessity of posting a bond or other security.

The Holder and the Borrower acknowledge and agree that the rights of Holder under this Note are of a specialized and unique character and that immediate and irreparable damage will result to Holder if the Borrower fails or refuses to perform his or its obligations under this Note or otherwise breaches this Note and, notwithstanding an election by Holder to seek a remedy at law, Holder may, in addition to the remedies at law described above, seek equitable relief, including without limitation temporary restraining orders, temporary and permanent injunctions, and specific performance, and such equitable relief may be sought without the necessity of posting a bond or other security. No claimed breach of contract or violation of law by Holder or any of its affiliates shall operate to extinguish the Borrower’s obligations under Section 5.6 hereof.

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For the avoidance of doubt, the notice and service provisions of this Section 5.6 shall control with respect to the commencement and conduct of any arbitration or legal proceeding, notwithstanding Section 5.2 or any other notice provision in this Note or any Transaction Document.

5.7 Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty.

5.8 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

5.9 Usury. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Borrower under this Note for payments which under Delaware law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under Delaware law in the nature of interest that the Borrower may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by Delaware law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to the Holder with respect to indebtedness evidenced by this Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at the Holder’s election.

5.10 No Broker-Dealer Acknowledgement. Absent a final adjudication from a court of competent jurisdiction stating otherwise, so long as any obligation of Borrower under this Note or the other Transaction Documents is outstanding, the Borrower shall not state, claim, allege, or in any way assert to any person, institution, or entity, that Holder is currently, or ever has been, a broker-dealer under the Securities Exchange Act of 1934.

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5.11 Opportunity to Consult with Counsel. The Borrower represents and acknowledges that it has been provided with the opportunity to discuss and review the terms of this Note and the other Transaction Documents with its counsel before signing it and that it is freely and voluntarily signing the Transaction Documents in exchange for the benefits provided herein. In light of this, the Borrower will not contest the validity of Transaction Documents and the transactions contemplated therein. The Borrower further represents and acknowledges that it has been provided a reasonable period of time within which to review the terms of the Transaction Documents.

5.12 Integration. This Note, along with the other Transaction Documents, constitute the entire agreement between the Parties and supersedes all prior negotiations, discussions, representations, or proposals, whether oral or written, unless expressly incorporated herein, related to the subject matter of the Agreement. Unless expressly provided otherwise herein, this Note may not be modified unless in writing signed by the duly authorized representatives of the Borrower and the Holder. If any provision or part thereof is found to be invalid, the remaining provisions will remain in full force and effect. Additionally, Borrower agrees acknowledges that each of the Transaction Documents are integral to the Note, and their execution by Borrower and the agreement by Borrower to be bound by the terms therein are a material condition to the Holders agreement to enter into the transaction contemplated under the Transaction Documents.

5.13 Adjustment for Stock Split. Notwithstanding anything herein to the contrary, all references in this Note to numbers of shares of securities of the Borrower and the prices thereof, shall be appropriately adjusted to reflect any stock split, reverse stock split or stock dividend or other similar change in such securities which may be made by the Borrower after the date of this Agreement.

[signature page to follow]

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this March 17, 2026.

BORROWER

Global Asset Management Group, Inc.

By:	/s/ Richard Balles
Name:	Richard Balles
Title:	Chief Executive Officer

Bella Rio Marketing Agency, Inc.

By:	/s/ Richard Balles
Name:	Richard Balles
Title:	Authorized Signatory

DC Rental Portfolio Corp.

By:	/s/ Richard Balles
Name:	Richard Balles
Title:	Authorized Signatory

[Signature page to Note]

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EXHIBIT A – FORM OF NOTICE OF CONVERSION

(See Attached)

EXHIBIT B – TRANSFER AGENT INSTRUCTION LETTER

(See Attached)

EXHIBIT C – SECURITY AND PLEDGE AGREEMENT

(See Attached)

EXHIBIT D – FLOW OF FUNDS MEMORANDUM

(See Attached)

EXHIBIT E – PAYMENT SCHEDULE FOR THE FIRST TRANCHE

Date	Interest Payment	Principal Payment	Total Payment
3/17/2026*			-
4/17/2026	$837.84		$837.84
5/17/2026	$810.81		$810.81
6/17/2026	$837.84		$837.84
7/17/2026	$810.81		$810.81
8/17/2026	$837.84		$837.84
9/17/2026	$837.84		$837.84
10/17/2026	$810.81		$810.81
11/17/2026	$837.84		$837.84
17/17/2026	$810.81		$810.81
1/17/2027	$837.84		$837.84
2/17/2027	$837.84		$837.84
3/17/2027	$756.76	$81,081.08	$81,837.84
* Advance Date for the First Tranche